UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Agios Pharmaceuticals, Inc.

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Commencing on May 10, 2021, the following supplemental information will be used in communicating with certain stockholders of Agios Pharmaceuticals, Inc.

May 10, 2021

Dear Stockholders:

As Chair of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), I am writing to ask for your support by voting in accordance with the recommendations of the Board on each of the proposals to be voted on at our annual meeting of stockholders, which will be held on Thursday, May 20, 2021 at 9:00 a.m. Eastern Time. In particular, I am asking that you vote “FOR” proposal 2: To vote, on an advisory basis, to approve the compensation paid to our named executive officers (“Say on Pay”) as described in our proxy statement filed with the Securities and Exchange Commission on April 8, 2021 (the “Proxy Statement”).

While Glass Lewis has recommended a vote in favor of our Say on Pay proposal, Institutional Shareholder Services (“ISS”) recently recommended a vote against the proposal. The recommendation from ISS appears to be based on the fact that the Company paid severance to Andrew Hirsch, our former chief financial officer and a named executive officer, after he resigned to pursue another opportunity. Specifically, the recommendation from ISS states that “the payment of severance to an executive who did not clearly undergo a qualifying termination is a problematic pay practice.” To assist you in evaluating the Say on Pay proposal in our Proxy Statement, I would like to provide you with additional information and context regarding this matter.

As set forth in our Proxy Statement under the heading “Summary Compensation Table”, Mr. Hirsch resigned as the Company’s chief financial officer effective September 11, 2020. In connection with his resignation, he received severance benefits under the Company’s Severance Benefits Plan, which is described in the Company’s proxy statement under the heading “Employment, Severance and Change in Control Arrangements—Severance Benefits Plan.” The Board adopted the Severance Benefits Plan in 2016, and under its terms if a covered employee’s employment is terminated (i) by the Company without cause or (ii) by such covered employee for good reason (as defined in the Severance Benefits Plan) and not in connection with a change in control of the Company, the Company is obligated (A) to pay an amount equal to such covered employee’s then-current monthly base salary for a period of 12 months and 100% of such covered employee’s target annual cash incentive in a lump sum, and (B) subject to certain exceptions, to contribute to the cost of COBRA coverage for health and dental insurance on the same basis as its contribution to Company-provided health and dental insurance coverage in effect for active employees with the same coverage elections for a period of 12 months.

The payments to Mr. Hirsch following his resignation were as a result of a qualifying termination under the Severance Benefits Plan. In particular, Mr. Hirsch’s resignation was deemed to be a termination by Mr. Hirsch for good reason and not in connection with a change of control of the Company, and therefore the Compensation Committee determined that the Company was obligated to pay Mr. Hirsch the severance benefits under the Severance Benefits Plan as described above. Based on the additional context provided above, we believe that the ISS against recommendation is unwarranted.

We are committed to continuing to engage with our stockholders on topics of particular concern to them, including executive compensation matters, as we did following the say on pay vote at last year’s annual meeting of stockholders – and following such discussions we increased the use of performance-based long-term equity awards to our executive officers and provided additional disclosure regarding the performance metrics underlying such awards in our Proxy Statement. For the reasons set forth above and in our Proxy Statement, I urge you to vote “FOR” our Say on Pay proposal (proposal 2).

The Board remains committed to an executive compensation program that aligns with the interests of our stockholders and adheres to our pay-for-performance philosophy. I appreciate your time and consideration on this matter and ask for your support of the Board’s recommendation.

/s/ Kaye Foster

Kaye Foster

Chair, Agios Pharmaceuticals, Inc. Compensation Committee

Copies of the Company’s proxy statement, this supplemental proxy material, or other proxy materials, including related reports, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, are available to stockholders free of charge in the “Investors—Financials—SEC Filings” section of the Company’s website at www.agios.com or by writing to the Company’s Corporate Secretary at Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Corporate Secretary.